SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
 of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 16, 2011

COPANO ENERGY, L.L.C.
(Exact name of registrant as specified in its charter)

Delaware	001-32329	51-0411678
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2727 Allen Parkway, Suite 1200 Houston, Texas		77019
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, including Area Code: (713) 621-9547

Not Applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

MICP Administrative Guidelines for 2011

On February 16, 2011, the Compensation Committee of the Board of Directors of Copano Energy, L.L.C. (“Copano”) adopted the 2011 Administrative Guidelines (the “2011 Guidelines”) for Copano’s Management Incentive Compensation Plan (the “MICP”).  The 2011 Guidelines provide for common financial and operational objectives (which were approved by Copano’s Board on February 17, 2011) and an individual personal objective.  For 2011, 60% of each MICP participant’s target award is attributable to a single financial objective, 30% is attributable to operational objectives, and 10% is attributable to a personal objective.

The financial objective for 2011 consists of Copano’s attainment of one of three levels (threshold, target or maximum) of total distributable cash flow for 2011. Copano’s achievement of the threshold, target or maximum level will entitle MICP participants to 50%, 100% or 150%, respectively, of the portion of their 2011 individual target awards attributable to the financial objective.  For a definition of total distributable cash flow, please read “Non-GAAP Financial Measure” below.

Operational objectives are directed at Copano’s achievement of specified key safety and capital project management goals and implementation of other significant company initiatives.  Participants could receive between 0% and 150% of the portion of their individual target awards attributable to the operational objectives.    Achievement of the personal objective for 2011 will be determined for each participant based on a subjective assessment of his or her performance.  Participants could receive between 0% and 150% of the portion of their individual target awards attributable to the personal objective.

Amended and Restated MICP

On February 17, 2011, the Board amended and restated Copano’s MICP. The revisions include (i) providing that the Compensation Committee has broad discretion in determining bonus awards for each participant, including the discretion not to make a bonus award, based on factors such as company, business unit and individual performance, or other factors it determines are appropriate, (ii) including a “clawback” provision enabling Copano to require repayment of bonuses to the extent needed to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations adopted under the Act and (iii) other clarifying provisions.

2011 Compensation for Named Executive Officers

On February 16, 2011, the Compensation Committee approved salary adjustments, which will be effective April 1, 2011, and individual target awards for MICP participants. The salaries and 2011 targets for Copano’s named executive officers are set forth below.

Name	Title	2011 Salary	2011 MICP Target
R. Bruce Northcutt	President and Chief Executive Officer	$430,000	80%
Douglas L. Lawing	Executive Vice President, General Counsel and Secretary	$272,500	50%
Carl A. Luna	Senior Vice President and Chief Financial Officer	$262,500	50%
Sharon J. Robinson	Senior Vice President; President and Chief Operating Officer, Oklahoma and Rocky Mountains	$284,500	50%

In addition, the Committee approved special incentive awards for certain MICP participants for 2010, which were settled in common units issued under Copano’s long-term incentive plan.  Special incentive awards to named executive officers are set forth below.

Name	2010 Special Incentive Award
R. Bruce Northcutt	$124,000
Carl A. Luna	$55,600
Douglas L. Lawing	$55,400
Sharon J. Robinson	$43,200

Copies of the amended and restated MICP and the 2011 Guidelines for the MICP are filed with this report as Exhibits 99.1 and 99.2, respectively.

Non-GAAP Financial Measure

Total distributable cash flow is a non-GAAP financial measure.  We define total distributable cash flow as net income plus: (i) depreciation, amortization and impairment expense (including amortization expense relating to the option component of our risk management portfolio); (ii) cash distributions received from investments in unconsolidated affiliates and equity losses from such unconsolidated affiliates; (iii) provision for deferred income taxes; (iv) the subtraction of maintenance capital expenditures; (v) the subtraction of equity in earnings from unconsolidated affiliates and (vi) the addition of losses or subtraction of gains relating to other miscellaneous non-cash amounts affecting net income for the period, such as equity-based compensation, mark-to-market changes in derivative instruments, and our line fill contributions to third-party pipelines and gas imbalances.  Maintenance capital expenditures are capital expenditures employed to replace partially or fully depreciated assets to maintain the existing operating capacity of our assets and to extend their useful lives, or other capital expenditures that are incurred in maintaining existing system volumes and related cash flows.

Item 9.01. Financial Statements and Exhibits.

(d)                                  Exhibits.

Exhibit No.	Description

99.1	Amended and Restated Copano Energy, L.L.C. Management Incentive Compensation Plan

99.2	2011 Administrative Guidelines for Copano Energy, L.L.C. Management Incentive Compensation Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COPANO ENERGY, L.L.C.

Date: February 23, 2011	By:	/s/ Douglas L. Lawing
Douglas L. Lawing
Executive Vice President, General Counsel
and Secretary

Exhibit Index

Exhibit No.	Description

99.1	Amended and Restated Copano Energy, L.L.C. Management Incentive Compensation Plan

99.2	2011 Administrative Guidelines for Copano Energy, L.L.C. Management Incentive Compensation Plan